Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Names Rich Walker Executive Vice President-Global Finance and Todd Hyatt Senior Vice President, Chief Financial and IT Officer

ENGLEWOOD, Colo. (January 8, 2013) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, today announced that Rich Walker has been named Executive Vice President-Global Finance and Todd Hyatt Senior Vice President, Chief Financial and IT Officer.

Walker continues to lead the IHS global finance organization, corporate development and acquisition integration efforts. Hyatt will manage the IHS global accounting and financial planning and analysis (FP&A) teams, and continue his responsibilities leading the company's worldwide IT operations.

“We are organizing our global finance team to deliver on our strategy and our investments and to take advantage of the enhancements that the nearing completion of our Vanguard program is bringing to IHS,” said IHS Chairman and Chief Executive Officer Jerre Stead. “With approximately 70 percent of our business now being processed through Vanguard - our single financial, sales and order-to-cash system - and the remaining scheduled for completion this year, this is an appropriate time to realign our global finance and IT operations in support of our continued growth.

“Todd's extensive experience in finance, where he has spent a significant portion of his career, in combination with his experience leading both our IT organization and our Vanguard program will help us maximize the effectiveness of our new platform.”

Hyatt will report to Walker and continue as a member of the IHS executive leadership team. Walker continues to report to Stead.

Walker was named Executive Vice President & Chief Financial Officer in August 2011. He joined IHS in December 2006 and had served as Senior Vice President and Chief Strategy Officer since March 2011, with prior leadership responsibility in strategy, marketing, corporate development and alliances.

Hyatt was named Senior Vice President and Chief Information Officer in October 2011 leading the company's worldwide IT operations. He served as Senior Vice President of the Vanguard program starting in 2010 and was Senior Vice President-Financial Planning & Analysis from 2007-2010. He also served as Chief Financial Officer for the company's engineering segment from 2005-2007. Prior to joining IHS, Hyatt held leadership roles in public accounting, corporate finance and private equity across a variety of industries.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs more than 6,000 people in 31 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2013 IHS Inc. All rights reserved.